Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Second Quarter 2023 Results; Updates Fiscal Year 2023 Outlook

Second Quarter Fiscal 2023 Highlights

●	GAAP Results as Compared to Second Quarter Fiscal 2022:
o	Net sales increased 27% to $1,277 million
o	Income from operations increased 138% to $272 million
o	Net income increased 217% to $103 million
o	Diluted EPS increased 223% to $0.71
●	Non-GAAP Results as Compared to Second Quarter Fiscal 2022:
o	Adjusted Income from Operations(1) increased 114% to $245 million
o	Adjusted Net Income(1) increased 171% to $185 million
o	Adjusted Diluted EPS(1) increased 172% to $1.28
o	Adjusted EBITDA including unconsolidated joint ventures(1) increased 92% to $335 million
●	Paid $35 million in cash dividends; raised quarterly dividend by 14%

Updated Fiscal 2023 Outlook

●	Net sales of $4.8 billion to $4.9 billion
●	Net income of $580 million to $620 million, and Diluted EPS of $4.03 to $4.28
●	Adjusted Net Income(1) of $540 million to $580 million, and Adjusted Diluted EPS(1) of $3.75 to $4.00
●	Adjusted EBITDA including unconsolidated joint ventures(1) of $1,050 million to $1,100 million

EAGLE, ID (January 5, 2023) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal second quarter 2023 results and updated its fiscal 2023 outlook.

“We delivered strong top and bottom-line results in the quarter,” said Tom Werner, President and CEO. “Because of our financial performance in the first half of fiscal 2023 and our broad operating momentum, we have raised our annual sales, gross margin and earnings targets. We expect the continued implementation of pricing actions to counter higher input and potato costs to drive our financial results in the second half, while our volume performance will continue to be affected by supply chain constraints and inflationary pressures on consumers.”

“In addition, we look forward to beginning to capture strategic, commercial and operational benefits from the acquisition of our partner’s interest in our European joint venture, which we currently expect to close during our fiscal fourth quarter. By leveraging a truly global production footprint, we believe Lamb Weston will be well-positioned to support customers in key markets around the world, and drive sustainable, profitable growth over the long term.”

Summary of Second Quarter FY 2023 Results
($ in millions, except per share)

		Year-Over-Year	YTD	Year-Over-Year
	Q2 2023	Growth Rates	FY 2023	Growth Rates
Net sales	$1,276.5	27%	$2,402.1	21%
Income from operations	$271.8	138%	$428.8	146%
Net income	$103.1	217%	$335.0	438%
Diluted EPS	$0.71	223%	$2.32	452%

Adjusted Income from Operations (1)	$245.3	114%	$402.3	130%
Adjusted Net Income (1)	$185.4	171%	$293.7	211%
Adjusted Diluted EPS(1)	$1.28	172%	$2.04	219%
Adjusted EBITDA including unconsolidated joint ventures(1)	$334.6	92%	$562.5	92%

Q2 2023 Commentary

Net sales increased $269.9 million to $1,276.5 million, up 27 percent versus the prior year quarter. Price/mix increased 30 percent, reflecting the benefit of product and freight pricing actions across each of the Company’s core business segments to counter input, manufacturing, and transportation cost inflation. Volume declined 3 percent, primarily reflecting an inability to fully serve customer demand in the Company’s foodservice and retail channels. The impact of supply chain disruptions during the quarter, including the effects of commodities shortages and onboarding new production workers, continued to affect production run-rates and throughput in the Company’s production facilities as well as customer order fulfillment rates. To a lesser extent, softer casual dining and full-service restaurant traffic in the U.S. also contributed to the volume decline as consumers continue to face a challenging macroeconomic environment.

Income from operations increased $157.4 million to $271.8 million, up 138 percent versus the prior year quarter. Adjusted Income from Operations(1), which excludes items impacting comparability, increased $130.9 million to $245.3 million, up 114 percent versus the prior year quarter. The increases were driven by higher sales and gross profit, partially offset by higher selling, general and administrative expenses (“SG&A”).

Gross profit increased $176.1 million versus the prior year quarter to $381.6 million, as the benefits from pricing actions more than offset the impact of higher manufacturing and distribution costs on a per pound basis, as well as lower sales volumes. The higher costs per pound primarily reflected double-digit cost inflation for key inputs, including: edible oils, ingredients such as grains and starches used in product coatings, labor, and transportation and warehousing. The increase in costs per pound also reflected higher costs associated with the impact of extreme summer heat that negatively affected the yield and quality of potato crops in the Pacific Northwest in the fall of 2021, as well as the effects of supply chain disruptions on run-rates and throughput in the Company’s production facilities. In addition, the increase in gross profit included a $6.5 million increase in unrealized mark-to-market adjustments associated with commodity hedging contracts, which included a $0.4 million gain in the current quarter, compared with a $6.1 million loss related to these items in the prior year quarter.

SG&A increased $18.7 million versus the prior year quarter to $109.8 million, and included a net $26.5 million gain ($19.2 million after-tax, or $0.13 per share) related to actions taken to mitigate the effect of changes in currency rates on the pending purchase of the remaining ownership interest in Lamb-Weston/Meijer v.o.f. (“LWM”), net of other acquisition-related costs. Excluding items impacting comparability, SG&A increased $45.2 million to $136.3 million, primarily due to higher compensation and benefits expense, and to a lesser extent, higher expenses related to improving the Company’s information systems and enterprise resource planning (“ERP”) infrastructure.

Net income was $103.1 million, up $70.6 million versus the prior year quarter, and Diluted EPS was $0.71, up $0.49 versus the prior year quarter. The increases were driven by higher income from operations, which included a net $26.5 million gain ($19.2 million after-tax, or $0.13 per share) for acquisition-related items, and lower interest expense. Interest expense in the prior year quarter included a loss of $53.3 million ($40.5 million after-tax, or $0.28 per share) associated with the repayment of approximately $1.7 billion of the Company’s outstanding senior notes due in 2024 and 2026. The increase in net income and Diluted EPS was partially offset by lower equity method investment earnings, which included a $136.8 million unrealized loss ($101.5 million after-tax, or $0.70 per share) related to mark-to-market adjustments associated with natural gas and electricity hedging contracts at LWM, and a $6.3 million unrealized gain ($4.7 million after-tax, or $0.03 per share) in the prior year quarter. The Company has identified the loss associated with the repayment of debt in the prior year quarter, the mark-to-market adjustments related to natural gas and electricity derivatives in the current and prior year quarters, and the LWM acquisition-related items discussed above, as items impacting comparability.

Adjusted Net Income(1) was $185.4 million, up $117.1 million versus the prior year quarter, and Adjusted Diluted EPS(1) was $1.28, up $0.81 versus the prior year quarter. Adjusted EBITDA including unconsolidated joint ventures(1) increased $160.0 million to $334.6 million, up 92 percent versus the prior year quarter. These increases were driven by higher income from operations and equity method investment earnings.

The Company’s effective tax rate(2) in the second fiscal quarter was 26.3 percent, versus 22.8 percent in the prior year quarter. Excluding items impacting comparability, the Company’s effective tax rate was 25.9 percent for the second fiscal quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q2 2023 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q2 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$692.8	34%	31%	3%
Segment product contribution margin(3)	$171.0	111%

Net sales for the Global segment, which is generally comprised of the top 100 North American-based quick-service (“QSR”) and full-service restaurant chain customers, as well as all of the Company’s international sales, increased $176.1 million to $692.8 million, up 34 percent versus the prior year quarter. The benefit of domestic and international product and freight pricing actions to counter inflationary pressures, as well as favorable mix, drove a 31 percent increase in price/mix. The impact of acquiring a controlling interest in Lamb Weston Alimentos Modernos S.A. (“LWAMSA”) in early fiscal 2023, growth in international shipments, and strength in domestic QSR limited time product offerings largely drove the 3 percent increase in volume.

Global segment product contribution margin increased $90.1 million to $171.0 million, up 111 percent versus the prior year quarter. Pricing actions and favorable mix drove the increase, more than offsetting higher manufacturing and distribution costs per pound. As a result of the cumulative benefit of pricing actions and mix improvement efforts during the past two years to counter input cost inflation, the Global segment’s product contribution margin percentage in the second quarter approached pre-pandemic levels.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q2 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$357.9	14%	25%	(11%)
Segment product contribution margin(3)	$130.8	25%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains generally outside the top 100 North American based restaurant chain customers, increased $44.0 million to $357.9 million, up 14 percent versus the prior year quarter, with price/mix up 25 percent and volume down 11 percent. The carryover benefits of product and freight pricing actions taken in the prior year, as well as actions taken in fiscal 2023, to counter inflationary pressures drove the increase in price/mix. Volume fell during the quarter, reflecting a combination of: the impact of supply chain disruptions on run-rates and throughput in the Company’s production facilities;

incremental losses of certain low-margin business; and, to a lesser extent, a slowdown in restaurant traffic and consumer demand in casual dining and other full-service restaurants.

Foodservice segment product contribution margin increased $26.4 million to $130.8 million, up 25 percent compared to the prior year quarter. Pricing actions drove the increase, and was partially offset by higher manufacturing and distribution costs per pound, unfavorable mix, and the impact of lower sales volumes.

Retail

Retail Segment Summary

		Year-Over-Year
	Q2 2023	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$191.5	34%	43%	(9%)
Segment product contribution margin(3)	$65.7	207%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant, and club customers in North America, increased $48.9 million to $191.5 million, up 34 percent versus the prior year quarter. The carryover benefits of product and freight pricing actions across the branded and private label portfolios taken in the prior year, as well as actions taken in fiscal 2023, to counter inflation drove a 43 percent increase in price/mix. While consumer demand for frozen potato products remained strong, volume fell 9 percent largely due to the impact of supply chain disruptions on run-rates and throughput in the Company’s production facilities, as well as incremental losses of certain low-margin, private label business.

Retail segment product contribution margin increased $44.3 million to $65.7 million, up 207 percent versus the prior year quarter. Pricing actions drove the increase, partially offset by higher manufacturing and distribution costs per pound.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures in Europe and the U.S. was a loss of $107.3 million and earnings of $10.1 million for the second quarter of fiscal 2023 and 2022, respectively. Equity method investment earnings (loss) in the quarter include a $130.1 million unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts, of which $136.8 million ($101.5 million after-tax, or $0.70 per share) related to losses in natural gas and electricity derivatives as commodity markets in Europe have experienced significant volatility. Equity method investment earnings in the prior year quarter include a $3.6 million unrealized gain for mark-to-market adjustments, of which $6.3 million related to gains in natural gas and electricity derivatives ($4.7 million after-tax, or $0.03 per share).

Excluding the items impacting comparability noted above (mark-to-market adjustments related to natural gas and electricity derivatives) and the other mark-to-market adjustments, earnings from equity method investments increased $16.3 million compared to the prior year quarter, reflecting favorable price/mix, partially offset by higher manufacturing and distribution costs, in both Europe and the U.S.

Liquidity and Cash Flows

The Company ended the first half of fiscal 2023, with $419.4 million of cash and cash equivalents and no borrowings outstanding under its $1.0 billion revolving credit facility.

Net cash provided by operating activities was $288.0 million, up $80.5 million versus the first half of the prior year, primarily due to higher earnings. Capital expenditures were $270.3 million for the quarter, up $122.2 million versus the prior year period, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s information systems and ERP infrastructure.

In July 2022, the Company paid $42.3 million to increase its ownership in LWAMSA. The Company’s total ownership in the joint venture is now 90 percent. The Company began consolidating LWAMSA’s results in its consolidated financial statements following the increase in ownership.

Capital Returned to Shareholders

In the second quarter of fiscal 2023, the Company returned $35.2 million to shareholders through cash dividends. While the Company did not repurchase shares during the second quarter, it repurchased $28.4 million of its common stock during the first half of fiscal 2023, and has approximately $240 million authorized for share repurchases under its existing program.

Fiscal 2023 Outlook

The Company is updating its financial targets for fiscal 2023 as follows. The Company’s financial targets do not reflect the pending acquisition of LWM.

●	Net sales of $4.8 billion to $4.9 billion, with growth versus the prior year expected to be primarily driven by the benefit of pricing actions to counter significant input and transportation cost inflation. The Company expects sales volumes may be pressured during the second half of fiscal 2023 as a result of the impact of continuing supply chain disruptions on run-rates and throughput in its production facilities, as well as the potential for a slowdown in restaurant traffic, most notably in casual dining and other full-service restaurants, as consumers continue to face a challenging macroeconomic environment. The Company previously expected to deliver the high end of its net sales range of $4.7 billion to $4.8 billion.

●	Net income of $580 million to $620 million and Diluted EPS of $4.03 to $4.28, including a net benefit from items impacting comparability of $51.1 million ($41.3 million after-tax, or $0.28 per share) during the first half of fiscal 2023. The Company previously expected to deliver the high end of its net income range of $485 million to $535 million and Diluted EPS range of $3.30 to $3.70, including items impacting comparability of $161.4 million (approximately $123.7 million after-tax, or $0.85 per share) recorded during the first quarter of fiscal 2023.

●	Excluding items impacting comparability, Adjusted Net Income(1) of $540 million to $580 million, Adjusted Diluted EPS(1) of $3.75 to $4.00, and Adjusted EBITDA including unconsolidated joint ventures(1) of $1,050 million to $1,100 million, with forecasted earnings growth versus the prior year primarily driven by higher sales and gross margin expansion. Also, excluding items impacting comparability, the Company previously expected to deliver the high end of its Adjusted Net Income(1) range of $360 million to $410 million, Adjusted Diluted EPS(1) range of $2.45 to $2.85, and Adjusted EBITDA including unconsolidated joint ventures(1) range of $840 million to $910 million.

●	Gross margins for the full year and for the second half of fiscal 2023 of 27 percent to 28 percent as the carryover benefit of pricing actions taken in fiscal 2022, as well as actions taken in fiscal 2023, is expected to more than offset the effects of: input cost inflation, including higher raw potato costs; and softer sales volumes. The Company previously expected its gross margins to approach 25 percent to 26 percent in the second half of the year.

●	SG&A, excluding items impacting comparability, of $525 million to $550 million, reflecting higher expected incentive compensation and benefits costs, increased investments to upgrade the Company’s information systems and ERP infrastructure, and higher advertising and promotion expenses. The Company previously targeted SG&A, excluding items impacting comparability, of $475 million to $500 million.

The Company is reaffirming other financial targets, including:

●	Interest expense, net of approximately $115 million;

●	Depreciation and amortization expense of approximately $210 million;

●	Cash used for capital expenditures of $475 million to $525 million; and an

●	Effective tax rate(2) (full year), excluding items impacting comparability, of approximately 24 percent.

End Notes

(1)	Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

(3)	For more information about product contribution margin, please see “Non-GAAP Financial Measures” and the table titled “Segment Information” included in this press release.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its second quarter fiscal 2023 results at 10:00 a.m. EST today, January 5, 2023. Participants in the U.S. and Canada may access the conference call by dialing 888-394-8218 and participants outside the U.S. and Canada should dial +1-323-994-2093. The confirmation code is 2903271. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://globalmeet.webcasts.com/starthere.jsp?ei=1586609&tp_key=077b5e2daf

A rebroadcast of the conference call will be available beginning on Friday, January 6, 2023 after 2:00 p.m. EST at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston, along with its joint ventures, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “manage,” “expect,” “believe,” “forecast,” “will,” “continue,” “deliver,” “drive,” “acquire,” “execute,” “support,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, capital expenditures and investments, operational costs, pricing actions, gross margins, productivity, pending acquisition of the remaining equity interest in LWM, including the anticipated benefits of the transaction, the expected timing of the completion of the transaction, related financing and the ability of the parties to complete the transaction, and business and financial outlook and prospects, as well as supply chain constraints, inflation, the Company’s industry, and global economic conditions. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; the occurrence of any event, change or other circumstances that could give rise to the termination of the Company’s agreement to acquire the remaining equity interest in LWM; the risk that the necessary regulatory approvals for the LWM acquisition may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the LWM acquisition will not be consummated in a timely manner or at all; risks that any of the closing conditions to the LWM acquisition may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the LWM acquisition; failure to realize the benefits expected from the LWM acquisition; and the effect of the announcement of the LWM acquisition on the Company’s ability to retain customers and retain and hire key personnel, maintain relationships with suppliers and on its operating results and businesses generally; risks associated with integrating acquired businesses, including LWM; disruptions in the global economy caused by the war in Ukraine and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; levels of pension, labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company and its joint ventures operate; political and economic conditions of the countries in which the Company and its joint ventures conduct business and other factors related to its international operations; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; the success of the Company’s joint ventures; actions of governments and regulatory factors affecting the Company’s businesses or joint ventures; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented product contribution margin on a consolidated basis, Adjusted EBITDA, Adjusted EBITDA including unconsolidated joint ventures, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and adjusted income tax expense and equity method investment earnings, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, income from operations, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company has also provided guidance with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA including unconsolidated joint ventures and Adjusted Diluted EPS. The Company cannot predict certain elements that are included in reported GAAP results, including items such as strategic developments, acquisition and integration costs and related fair value adjustments, impact of currency and commodity hedging activities, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could potentially be significant to the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Income from Operations, Adjusted Net Income, Adjusted EBITDA including unconsolidated joint ventures or Adjusted Diluted EPS to GAAP income from operations, net income or diluted earnings per share, as applicable, has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 27,	November 28,	November 27,	November 28,
	2022	2021	2022	2021
Net sales	$1,276.5	$1,006.6	$2,402.1	$1,990.8
Cost of sales	894.9	801.1	1,747.2	1,634.0
Gross profit	381.6	205.5	654.9	356.8
Selling, general and administrative expenses	109.8	91.1	226.1	182.2
Income from operations (1)	271.8	114.4	428.8	174.6
Interest expense, net (2)	24.6	82.4	50.6	110.3
Income before income taxes and equity method earnings	247.2	32.0	378.2	64.3
Income tax expense	36.8	9.6	110.5	18.3
Equity method investment earnings (loss) (3)	(107.3)	10.1	67.3	16.3
Net income	$103.1	$32.5	$335.0	$62.3
Earnings per share:
Basic	$0.72	$0.23	$2.33	$0.43
Diluted	$0.71	$0.22	$2.32	$0.42
Dividends declared per common share	$0.245	$0.235	$0.490	$0.470
Weighted average common shares outstanding:
Basic	144.0	146.0	144.0	146.1
Diluted	144.6	146.3	144.6	146.6

(1)	Income from operations for the thirteen and twenty-six weeks ended November 27, 2022 included a net $26.5 million gain ($19.2 million after-tax, or $0.13 per share) related to actions taken to mitigate the effect of changes in currency rates on the pending purchase of the remaining ownership interest in LWM, net of other acquisition-related costs.

(2)	Interest expense, net, for the thirteen and twenty-six weeks ended November 28, 2021 included a loss on the extinguishment of debt of $53.3 million ($40.5 million after-tax, or $0.28 per share), which included an aggregate call premium of $39.6 million related to the redemption of the Company’s 4.625% senior notes due 2024 and 4.875% senior notes due 2026, and the write-off of $13.7 million of previously unamortized debt issuance costs associated with those notes.

(3)	Equity method investment earnings (loss) included a $136.8 million unrealized loss ($101.5 million after-tax, or $0.70 per share) and a $6.3 million unrealized gain ($4.7 million after-tax, or $0.03 per share) for the thirteen weeks ended November 27, 2022 and November 28, 2021, respectively; and unrealized gains of $9.5 million ($7.0 million after-tax, or $0.05 per share) and $11.3 million ($8.4 million after-tax, or $0.06 per share) for the twenty-six weeks ended November 27, 2022 and November 28, 2021, respectively, related to mark-to-market adjustments associated with changes in natural gas and electricity derivatives as commodity markets in Europe have experienced significant volatility.

Equity method investment earnings (loss) for the twenty-six weeks ended November 27, 2022 also included a $15.1 million gain (before and after-tax, or $0.10 per share) recognized in connection with the Company’s acquisition of an additional 40 percent interest in its Argentina joint venture, bringing total ownership from 50 percent to 90 percent. The gain related to the remeasuring of the Company’s previously held 50 percent ownership interest to fair value.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, in millions, except share data)

	November 27,	May 29,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$419.4	$525.0
Receivables, less allowance for doubtful accounts of $1.4 and $1.1	508.9	447.3
Inventories	822.1	574.4
Prepaid expenses and other current assets	50.7	112.9
Total current assets	1,801.1	1,659.6
Property, plant and equipment, net	1,758.2	1,579.2
Operating lease assets	113.9	119.0
Equity method investments	263.7	257.4
Goodwill	347.5	318.0
Intangible assets, net	32.0	33.7
Other assets	253.2	172.9
Total assets	$4,569.6	$4,139.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$9.0	$—
Current portion of long-term debt and financing obligations	32.2	32.2
Accounts payable	580.6	402.6
Accrued liabilities	296.7	264.3
Total current liabilities	918.5	699.1
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	2,701.1	2,695.8
Deferred income taxes	177.7	172.5
Other noncurrent liabilities	199.3	211.9
Total long-term liabilities	3,078.1	3,080.2
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 148,330,983 and 148,045,584 shares issued	148.3	148.0
Additional distributed capital	(785.5)	(813.3)
Retained earnings	1,569.2	1,305.5
Accumulated other comprehensive loss	(61.5)	(15.6)
Treasury stock, at cost, 4,460,674 and 3,974,156 common shares	(297.5)	(264.1)
Total stockholders’ equity	573.0	360.5
Total liabilities and stockholders’ equity	$4,569.6	$4,139.8

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, in millions)

	Twenty-Six Weeks Ended
	November 27,	November 28,
	2022	2021
Cash flows from operating activities
Net income	$335.0	$62.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	102.0	94.9
Loss on extinguishment of debt	—	53.3
Stock-settled, stock-based compensation expense	17.6	9.6
Equity method investment earnings in excess of distributions	(67.6)	(2.2)
Deferred income taxes	(6.8)	4.3
Foreign currency remeasurement gain	(16.8)	—
Other	(13.2)	(0.5)
Changes in operating assets and liabilities, net of acquisition:
Receivables	(54.8)	(57.7)
Inventories	(240.1)	(101.3)
Income taxes payable/receivable, net	24.8	3.1
Prepaid expenses and other current assets	52.7	58.5
Accounts payable	140.6	94.7
Accrued liabilities	14.6	(11.5)
Net cash provided by operating activities	$288.0	$207.5
Cash flows from investing activities
Additions to property, plant and equipment	(232.9)	(147.1)
Acquisition of interest in joint venture, net	(42.3)	—
Additions to other long-term assets	(37.4)	(1.0)
Other	1.6	0.5
Net cash used for investing activities	$(311.0)	$(147.6)
Cash flows from financing activities
Proceeds from issuance of debt	23.3	1,655.4
Repayments of debt and financing obligations	(16.7)	(1,682.1)
Dividends paid	(70.6)	(68.7)
Repurchase of common stock and common stock withheld to cover taxes	(34.9)	(83.5)
Payments of senior notes call premium	—	(39.6)
Other	2.3	(0.8)
Net cash used for financing activities	$(96.6)	$(219.3)
Effect of exchange rate changes on cash and cash equivalents	14.0	(2.2)
Net decrease in cash and cash equivalents	(105.6)	(161.6)
Cash and cash equivalents, beginning of period	525.0	783.5
Cash and cash equivalents, end of period	$419.4	$621.9

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
			Year-Over-
	November 27,	November 28,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$692.8	$516.7	34%	31%	3%
Foodservice	357.9	313.9	14%	25%	(11%)
Retail	191.5	142.6	34%	43%	(9%)
Other	34.3	33.4	3%	5%	(2%)
	$1,276.5	$1,006.6	27%	30%	(3%)

Segment product contribution margin (1)
Global	$171.0	$80.9	111%
Foodservice	130.8	104.4	25%
Retail	65.7	21.4	207%
Other (2)	7.5	(6.2)	221%
	375.0	200.5	87%
Add: Advertising and promotion expenses	6.6	5.0	32%
Gross profit	$381.6	$205.5	86%

	Twenty-Six Weeks Ended
			Year-Over-
	November 27,	November 28,	Year Growth
	2022	2021	Rates	Price/Mix	Volume
Segment net sales
Global	$1,252.5	$1,017.9	23%	23%	0%
Foodservice	724.3	635.3	14%	25%	(11%)
Retail	361.0	275.1	31%	38%	(7%)
Other	64.3	62.5	3%	8%	(5%)
	$2,402.1	$1,990.8	21%	26%	(5%)

Segment product contribution margin (1)
Global	$254.7	$123.5	106%
Foodservice	269.1	200.8	34%
Retail	114.4	36.2	216%
Other (2)	5.6	(12.8)	144%
	643.8	347.7	85%
Add: Advertising and promotion expenses	11.1	9.1	22%
Gross profit	$654.9	$356.8	84%

(1)	Product contribution margin is one of the primary measures reported to the Company’s chief operating decision maker for purposes of allocating resources to the Company’s segments and assessing their performance. Product contribution margin represents net sales less cost of sales and advertising and promotion expenses. Product contribution margin includes advertising and promotion expenses because those expenses are directly associated with the performance of the Company’s segments. Product contribution margin, when presented on a consolidated basis, is a non-GAAP financial measure. See “Non-GAAP Financial Measures” in this press release for a description of non-GAAP financial measures and the table above for a reconciliation of product contribution margin on a consolidated basis to gross profit.

(2)	The Other segment primarily includes the Company’s vegetable and dairy businesses and unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts. Unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts reported in the Other segment included a gain of $2.0 million and a loss of $8.6 million for the thirteen weeks ended November 27, 2022 and November 28, 2021, respectively; and losses of $6.9 million and $16.9 million for the twenty-six weeks ended November 27, 2022 and November 28, 2021, respectively.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

				Equity
	Income		Income	Method
	From	Interest	Tax	Investment		Diluted
Thirteen Weeks Ended November 27, 2022	Operations	Expense	Expense (1)	Earnings (Loss)	Net Income	EPS
As reported	$271.8	$24.6	$36.8	$(107.3)	$103.1	$0.71
Items impacting comparability:
Impact of LWM natural gas and electricity derivatives (2)	—	—	35.3	136.8	101.5	0.70
LWM acquisition-related items, net (2)	(26.5)	—	(7.3)	—	(19.2)	(0.13)
Total items impacting comparability	(26.5)	—	28.0	136.8	82.3	0.57
Adjusted (3)	$245.3	$24.6	$64.8	$29.5	$185.4	$1.28

Thirteen Weeks Ended November 28, 2021
As reported	$114.4	$82.4	$9.6	$10.1	$32.5	$0.22
Item impacting comparability:
Impact of LWM natural gas and electricity derivatives (2)	—	—	(1.6)	(6.3)	(4.7)	(0.03)
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.28
Total items impacting comparability	—	(53.3)	11.2	(6.3)	35.8	0.25
Adjusted (3)	$114.4	$29.1	$20.8	$3.8	$68.3	$0.47

Twenty-Six Weeks Ended November 27, 2022
As reported	$428.8	$50.6	$110.5	$67.3	$335.0	$2.32
Items impacting comparability:
Impact of LWM natural gas and electricity derivatives (2)	—	—	(2.5)	(9.5)	(7.0)	(0.05)
LWM acquisition-related items, net (2)	(26.5)	—	(7.3)	—	(19.2)	(0.13)
Gain on acquisition of interest in joint venture (2)	—	—	—	(15.1)	(15.1)	(0.10)
Total items impacting comparability	(26.5)	—	(9.8)	(24.6)	(41.3)	(0.28)
Adjusted (3)	$402.3	$50.6	$100.7	$42.7	$293.7	$2.04

Twenty-Six Weeks Ended November 28, 2021
As reported	$174.6	$110.3	$18.3	$16.3	$62.3	$0.42
Items impacting comparability:
Impact of LWM natural gas and electricity derivatives (2)	—	—	(2.9)	(11.3)	(8.4)	(0.06)
Loss on extinguishment of debt (2)	—	(53.3)	12.8	—	40.5	0.28
Total items impacting comparability	—	(53.3)	9.9	(11.3)	32.1	0.22
Adjusted (3)	$174.6	$57.0	$28.2	$5.0	$94.4	$0.64

(1)	Items impacting comparability are tax effected at the marginal rate based on the applicable tax jurisdiction. For the twenty-six weeks ended November 27, 2022, there is no tax impact associated with the gain on the acquisition of an additional 40 percent interest in the Company’s Argentina joint venture.

(2)	See footnotes (1), (2), and (3) to the Consolidated Statements of Earnings above for a discussion of the items impacting comparability.

(3)	Adjusted income from operations, interest expense, income tax expense, equity method investment earnings (loss), net income, and diluted earnings per share are non-GAAP financial measures. These non-GAAP financial measures reflect management’s exclusion of items impacting comparability between periods as management believes these items are not necessarily reflective of the underlying operating trends of the Lamb Weston business. Management uses these non-GAAP financial measures as a means to evaluate the underlying performance of the Lamb Weston business on an ongoing basis, and management believes these measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide useful supplemental information regarding the factors and trends affecting the Company's business than could be obtained absent these disclosures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures, which are non-GAAP financial measures. The following table reconciles net income to Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 27,	November 28,	November 27,	November 28,
	2022	2021	2022	2021
Net income	$103.1	$32.5	$335.0	$62.3
Equity method investment loss (earnings) (1)	107.3	(10.1)	(67.3)	(16.3)
Interest expense, net	24.6	82.4	50.6	110.3
Income tax expense	36.8	9.6	110.5	18.3
Income from operations	271.8	114.4	428.8	174.6
Depreciation and amortization	51.2	46.2	99.9	92.2
Adjusted EBITDA (2)	323.0	160.6	528.7	266.8

Unconsolidated Joint Ventures (3)
Equity method investment earnings (loss)	(107.3)	10.1	67.3	16.3
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	8.6	10.2	17.6	21.2
Items impacting comparability
Impact of LWM natural gas and electricity derivatives (1)	136.8	(6.3)	(9.5)	(11.3)
LWM acquisition-related items, net (1)	(26.5)	—	(26.5)	—
Gain on acquisition of interest in joint venture (1)	—	—	(15.1)	—
Add: Adjusted EBITDA from unconsolidated joint ventures	11.6	14.0	33.8	26.2

Adjusted EBITDA including unconsolidated joint ventures (2)	$334.6	$174.6	$562.5	$293.0

(1)	See footnotes (1) and (3) to the Consolidated Statements of Earnings for a discussion of the items impacting comparability.

(2)	Adjusted EBITDA and Adjusted EBITDA including unconsolidated joint ventures are non-GAAP financial measures. These non-GAAP financial measures reflect management’s exclusion of items impacting comparability between periods as management believes these items are not necessarily reflective of the underlying operating trends of the Lamb Weston business. Management uses these non-GAAP financial measures as a means to evaluate the underlying performance of the Lamb Weston business on an ongoing basis, and management believes these measures, when considered together with the corresponding GAAP financial measure, net income, and the reconciliations to that measure, provide useful supplemental information regarding the factors and trends affecting the Company's business than could be obtained absent these disclosures. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures are not intended to be a substitute for GAAP financial measures and should not be used as such. See also “Non-GAAP Financial Measures” in this press release.

(3)	Lamb Weston holds equity interest in three potato processing joint ventures, including 50 percent of LWM, 50 percent of Lamb-Weston/RDO Frozen (“LWRDO”), and 90 percent of LWAMSA. Lamb Weston accounts for the investments in LWM and LWRDO under the equity method of accounting. In July 2022, Lamb Weston acquired an additional 40 percent interest in LWAMSA and began to account for the investment in LWAMSA by consolidating their results in Lamb Weston’s consolidated financial statements. See Note 4, Equity Method Investments, of the Notes to Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2022 Form 10-K, for more information. In October 2022, the Company entered into an agreement to acquire the remaining equity interest in LWM. The acquisition is expected to close during the fourth quarter of fiscal 2023, after which Lamb Weston will own 100% of LWM and consolidate its results in Lamb Weston’s consolidated financial statements.